UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-A/A

(Amendment No. 2)

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES

PURSUANT TO SECTION 12(b) OR (g) OF THE

SECURITIES EXCHANGE ACT OF 1934

NORTHWEST PIPE COMPANY

(Exact name of registrant as specified in its charter)

Oregon	93-0557988
(State or other jurisdiction of incorporation)	(IRS Employer Identification No.)

201 NE Park Plaza Drive, Suite 100 Vancouver, WA	98684
(Address of principal executive offices)	(Zip Code)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class to be so registered	Name of each exchange on which class is to be registered
Preferred Stock Purchase Rights	The Nasdaq Global Stock Market LLC

If this Form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c) or (e), check the following box.  ☒

If this Form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d) or (e), check the following box.  ☐

If this Form relates to the registration of a class of securities concurrently with a Regulation A offering, check the following box.   ☐

Securities Act registration statement or Regulation A offering statement file number to which this form relates: Not applicable.

Securities to be registered pursuant to Section 12(g) of the Act: None

EXPLANATORY NOTE

This Form 8-A/A is being filed by Northwest Pipe Company (the “Company”) to reflect the expiration of the Preferred Stock Purchase Rights registered on Form 8-A filed by the Company with the Securities and Exchange Commission on July 1, 1999, as amended on June 19, 2009.

Item 1. Description of Registrant’s Securities to be Registered.

On June 28, 2019, the Amended and Restated Rights Agreement dated June 18, 2009 between the Company and Mellon Investor Services LLC as Rights Agent (succeeded by Computershare Trust Company, N.A. as Rights Agent) (the “Rights Agreement”) expired in accordance with its terms and is of no further force or effect. The Preferred Stock Purchase Rights distributed to holders of the Company’s common stock pursuant to the Rights Agreement expired upon the expiration of the Rights Agreement.

SIGNATURES

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has caused this amendment to registration statement to be signed on its behalf by the undersigned hereunto duly authorized.

NORTHWEST PIPE COMPANY

By:	/s/ Robin Gantt
Robin Gantt, Senior Vice President, Chief Financial Officer, and Corporate Secretary

Date: July 3, 2019